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                                                                    Exhibit 99.1
JAYHAWK
MEDICAL ACCEPTANCE CORPORATION



January 29, 1998


Re:  Amendment to Health Care Provider Agreement ("Agreement")



Dear Doctor:

     Each month, Jayhawk Medical Acceptance Corporation makes a substantial investment in a national advertising campaign designed to create awareness of the availability of patient financing. In order to maximize the effectiveness of these advertising expenditures, we will implement a change in our program, effective February l6, 1998.

     You will notice the amount calculated for payment to you on Tier I and Tier II Contracts will be increased by 8% of the amount financed. We will then
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subtract that 8% increase and transfer that amount into an advertising fund.
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All of these funds will be designated for advertising expenditures.

     Although this change will increase the Purchase Price, as defined in the Agreement, for a Contract, it will not change the net amount of the Purchase Price Payment you are currently receiving. We will provide detail similar to the example below on each check.


                                     TIER I   TIER II

Amount of Contract                   3,000     3,000
Payment to Provider - 60% or 50%     1,800     1,500
Plus 8% of Contract                  + 240     + 240
Less 8% of Contract                  - 240     - 240

Net check to Provider                1,800     1,500


     Accordingly, in accordance with Section 5.9 of the Agreement, between Jayhawk Medical Acceptance Corporation ("JMAC") and your practice, the Agreement is hereby
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amended, effective upon your submission to JMAC of a Contract, as defined in the
Agreement, for purchase, as follows:

     1. To add a new Section 5.10 to the Agreement to read in its entirety as follows:

         5.10  Advertising Payment.  With respect to each Contract accepted by
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               JMAC for purchase on or after February 16, 1998, Provider
               irrevocably directs that such portion of the Purchase Price for such Contract as shall equal 8% of the amount financed by such Contract be paid, on Provider's behalf and in lieu of to Provider, to Jayhawk Medical Advertising Fund ("Advertiser"). Provider and JMAC acknowledge and agree that Provider shall be deemed for all purposes of this Agreement to have received from JMAC any amounts paid to Advertiser in accordance with the immediately preceding sentence for and in consideration of the related Contract purchased by JMAC and that there are no third party beneficiaries to this Agreement

     2. The Agreement, as amended hereby, shall continue in full force and effect. The Agreement, as amended hereby, contains the complete agreement of the parties thereto, and supersedes any and all prior agreements, whether written or oral, and prior courses of dealings.

     Please note, pursuant to Section 5.9 of the Agreement, you will be bound by the amendment to the Agreement set forth above upon your submission to JMAC of any retail installment sales contract for purchase.

     We believe this program change will result in more effective utilization of our advertising resources. Please direct any questions you may have in this regard to our Provider Services Department at (214) 220-5100.


Yours very truly,

/s/Douglas B. Theodore

Douglas B. Theodore
President